NEWS RELEASE
For Immediate Release

EMERITUS ANNOUNCES OPERATING RESULTS FOR
THIRD QUARTER 2011

SEATTLE, WA, November 3, 2011 - Emeritus Corporation (NYSE: ESC), a national provider of senior living services, today announced its third quarter 2011 results.

Operating Summary for Third Quarter 2011 Compared to Third Quarter 2010

•	Total revenues increased $73.3 million, or 29.3%, to $323.2 million
•	Adjusted EBITDAR increased $20.5 million, or 29.4%, to $90.4 million
•	CFFO, as adjusted, increased $4.2 million, or 34.6%, to $16.4 million
•	Same community average monthly revenue per occupied unit improved by 0.6% to $3,833
•	Same community average occupancy increased 20 basis points to 87.9%
•	Same community operating margin for Q3 2011 was 34.3% compared to 34.4%

Granger Cobb, President and Chief Executive Officer stated, “Our results for the third quarter reflect steady demand as we posted a 50 basis point sequential quarter improvement in same community occupancy and a 20 basis point improvement from the third quarter of last year.  As we move forward we will strive to achieve the optimal balance between rate and occupancy growth while maintaining our commitment to aligning operating cost increases with rate growth.”

2011 Third Quarter Consolidated Results

Total revenue in the third quarter of 2011 increased 29.3% to $323.2 million.  The $73.3 million revenue increase consisted primarily of $1.7 million in the Company’s same community portfolio of 266 communities operated during both periods, $70.7 million from the acquisition of communities (net of dispositions), and $1.1 million in management fees primarily from the August 2010 acquisition of communities through a joint venture structure.

Total average monthly revenue per occupied unit for the consolidated portfolio increased 6.2% to $4,065 in the third quarter of 2011 from $3,827 in the third quarter of 2010.  This increase in rate was primarily due to the consolidated communities added in the fourth quarter of 2010 that had higher average rates.

In the third quarter of 2011, total average occupancy for the consolidated portfolio was 86.5% compared to 87.1% in the third quarter of 2010, primarily from the acquisition of communities with lower occupancy rates.

Community operating expenses increased $59.1 million to $223.4 million in the third quarter of 2011.  Approximately $48.9 million of the increase resulted from the acquisition of communities (net of dispositions), $1.2 million from same community operating expenses, and the remaining increase primarily from an adjustment to professional liability self-insurance reserves of approximately $8.5 million.

Community operating income increased $13.1 million, or 16.1%, to $94.8 million in the third quarter of 2011 compared to $81.7 million in the third quarter of 2010.

Excluding non-cash stock-based compensation expenses, general and administrative expenses as a percent of total operated community revenue, which includes revenues of managed communities, decreased to 4.6% in the third quarter of 2011 from 5.2% in the prior year quarter.  General and administrative expenses increased $3.2 million to $21.7 million in the third quarter of 2011, with the increase resulting primarily from additional staffing to support the communities added to the Company’s operated portfolio since the third quarter of 2010, as well as an increase in non-cash stock-based compensation expenses.

For the quarter ended September 30, 2011, adjusted earnings before interest, taxes, depreciation and amortization, and rents (“Adjusted EBITDAR”) increased $20.5 million, or 29.4%, to $90.4 million, with the increase primarily driven by the $13.1 million improvement in community operating income.  For the same period, adjusted cash from facility operations increased $4.2 million, or 34.6%, to $16.4 million.

2011 Third Quarter Same Community Results

As of September 30, 2011, the consolidated Emeritus portfolio consisted of 333 communities, of which 266 communities are included in our definition of same communities.  Total same community revenue increased $1.7 million to $235.6 million in the third quarter of 2011, with $1.4 million coming from rate increases and the balance from occupancy improvements.    Average monthly revenue per occupied unit increased 0.6% to $3,833 in the third quarter of 2011 from $3,811 in the corresponding period in 2010.  Average occupancy increased 20 basis points to 87.9% in the third quarter of 2011 from 87.7% in the comparative period last year.

The Company’s same community operating expenses increased $1.2 million to $154.7 million in the third quarter of 2011.  Operating expenses reflected a $0.6 million, or 0.9%, increase in salary and wages as well as increases in food, repairs and maintenance, and utilities, offset by reductions in property taxes and bad debts.  On a per resident day basis, same community salaries and wages increased by 0.2%.

Same community operating income (community revenues less community operating expenses) increased $0.5 million to $80.8 million with a 34.3% operating margin in the third quarter of 2011.

Significant Third Quarter 2011 Transactions

Acquisitions, Dispositions and Financings

In July 2011, the Company completed the acquisition of two communities consisting of 135 assisted living units located in Texas for a total purchase price of $19.7 million.  These acquisitions were financed with mortgage debt of approximately $14.7 million and cash of $5.0 million.  The 10-year mortgage debt is due in August 2021 and bears interest at an annual fixed rate of 6.02%.

In July 2011, the Company purchased a 101-unit assisted living, independent living, and memory care community located in Vermont for $20.9 million.  The purchase was financed with mortgage debt of $15.8 million and cash of $5.1 million.  The 10-year mortgage debt is due in August 2021 and bears interest at an annual fixed rate of 6.06%.

In August 2011, the Company sold a 170-unit assisted living community located in Texas for $5.8 million.  The proceeds were used primarily to pay off the related mortgage debt.

Debt Refinancings

In September 2011, the Company entered into a loan agreement to borrow up to $29.6 million, secured by four communities.  At closing, the Company received $25.0 million in loan proceeds, of which $22.0 million was used to repay existing debt.  The remaining $4.6 million available under the loan agreement is available to expand and update the communities.  The loans bear interest at a rate equal to the one-month London Interbank Offered Rate (“LIBOR”) plus 3.75%, with a LIBOR floor of 2.0% (5.75% at closing) with a maturity date of October 2014.

In August 2011, the Company entered into a loan agreement to borrow $28.8 million, secured by three communities.  The loan proceeds were used to repay existing debt of $24.4 million on these communities.  The new loans are due in September 2021 and bear interest at an annual fixed rate of 5.29%.

Impairment Charges

During the third quarter of 2010, five communities were designated as held for sale and the property and equipment of these communities are classified as property held for sale on our balance sheet as of September 30, 2011.  A non-cash impairment charge related to these communities in the aggregate amount of $17.5 million was recorded in the current quarter and was included in discontinued operations for the three months ended September 30, 2011.

Subsequent Events

In October 2011, we entered into a loan agreement with KeyBank in the amount of $112.0 million to refinance the existing mortgage debt on 16 of our communities.  The loan agreement has a three-year term and interest accrues at a rate equal to the one-month LIBOR plus a margin, which ranges from 4.75% to 6.75%, depending upon the loan-to-value ratio of the communities each month.  We are required to make monthly principal payments of $500,000 beginning December 1, 2011, decreasing to $250,000 per month beginning December 1, 2012.  Additionally, we are required to reduce the overall principal balance to specified levels during the term of the loan agreement.

2011 Guidance Update

The Company provides annual guidance in certain key categories.  The guidance pertains to the Company’s existing portfolio and excludes future acquisitions.

The Company has updated its guidance for 2011 as follows:
•	Consolidated revenue in the range of $1.23 billion to $1.28 billion.
•	Routine capital expenditures in the range of $18.0 million to $19.0 million, which equates to about $600 to $650 per consolidated unit.
•	General and administrative expenses as a percent of total operated revenue to be approximately 4.8%, excluding non-cash stock-based compensation expenses.

Conference Call

The Company will host a conference call on Thursday, November 3, 2011, at 5:00 P.M. Eastern Time to discuss its financial results for the third quarter of 2011.

The conference call will be webcast live over the internet from the Company’s web site at www.emeritus.com under the “investors” section.  The conference call can also be accessed by dialing (877) 407-3982, or for international participants (201) 493-6780.  A replay of the conference call will be available after 8:00 P.M. Eastern Time on Thursday, November 3, 2011, until midnight Eastern Time, Thursday, November 10, 2011.  The dial in numbers for the replay are (877) 870-5176, or for international participants (858) 384-5517.  To access the telephonic replay, enter the conference ID 380633.

Non-GAAP Financial Measures

Adjusted EBITDA/EBITDAR and Cash From Facility Operations (CFFO) are financial measures of operating performance that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP).  We believe these non-GAAP measures are useful in identifying trends in our day-to-day performance because they exclude items that are of little or no significance to operations and provide indicators to management of progress in achieving optimal operating performance.  In addition, these measures are used by many research analysts and investors to evaluate the performance and the value of companies in our industry.  We strongly urge you to review the reconciliation of net loss to Adjusted EBITDA/EBITDAR, and the reconciliation of net cash provided by operating activities to CFFO, provided below, along with our consolidated balance sheets, statements of operations, and cash flows.  We define Adjusted EBITDA/EBITDAR and CFFO and provide other information about these non-GAAP measures in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, to be filed with the Securities and Exchange Commission (the “SEC”).

The table below shows the reconciliation of net loss to Adjusted EBITDA/EBITDAR for the three and nine month periods ended September 30, 2011 and 2010 (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net loss	$(43,705)	$(13,904)	$(44,287)	$(42,449)
Depreciation and amortization	32,540	20,244	90,065	61,345
Interest income	(121)	(123)	(355)	(366)
Interest expense	41,605	27,101	115,844	81,353
Net equity losses for unconsolidated JVs	817	770	1,252	319
Provision for income taxes	82	326	657	971
Loss from discontinued operations	17,258	559	17,655	1,729
Amortization of above/below market rents	1,845	2,184	5,778	6,531
Amortization of deferred gains	(279)	(297)	(851)	(904)
Stock-based compensation	2,173	1,546	6,882	4,477
Change in value of interest rate swaps	(1,527)	170	(2,036)	182
Deferred revenue	1,145	951	2,285	3,456
Deferred straight-line rent	2,197	4,160	7,129	11,231
Contract buyout costs	-	-	6,256	-
Impairment of long-lived assets	-	(158)	-	162
Gain on sale of investments	-	-	(1,569)	-
Acquisition gain	-	-	(42,110)	-
Acquisition, development and financing expenses	828	601	3,298	1,113
Self-insurance reserve adjustments	8,605	134	11,778	2,595
Adjusted EBITDA	$63,463	44,264	177,671	131,745
Operating lease expense, net	26,972	25,644	80,305	72,980
Adjusted EBITDAR	$90,435	$69,908	$257,976	$204,725

The following table shows the reconciliation of net cash provided by operating activities to CFFO and CFFO as adjusted for self-insurance reserves relating to prior years, for the three and nine month periods ended September 30, 2011 and 2010 (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net cash provided by operating activities	$46,283	$22,576	$63,753	$60,499
Changes in operating assets and liabilities, net	(30,025)	(4,159)	(10,232)	(8,617)
Contract buyout costs	-	-	6,256	-
Repayment of capital lease and financing obligations	(3,558)	(3,010)	(10,456)	(8,864)
Recurring capital expenditures	(5,000)	(3,856)	(13,632)	(9,703)
Distributions from unconsolidated joint ventures, net (1)	113	512	1,464	1,381
Cash From Facility Operations	7,813	12,063	37,153	34,696
Self-insurance reserve adjustments	8,605	134	11,778	2,595
Cash From Facility Operations, as adjusted	$16,418	$12,197	$48,931	$37,291

CFFO per share	$0.18	$0.31	$0.84	$0.88

CFFO per share, as adjusted	$0.37	$0.31	$1.11	$0.95

(1)  Excludes a $1.2 million cash distribution of proceeds received in the third quarter of 2011 from the refinancing of debt.

We define recurring capital expenditures as actual costs incurred to maintain our communities for their intended business purpose and exclude expenditures for acquisitions, development, expansions and general corporate purposes.

For a more detailed understanding of Emeritus, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC and any subsequent Quarterly Reports on Form 10-Q, or visit the Company’s Internet site at www.emeritus.com to obtain copies.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of senior living services.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  These communities provide a residential housing alternative for senior citizens who need assistance with the activities of daily living, with an emphasis on personal care services, which provides support to the residents in the aging process.  Emeritus currently operates 483 communities in 44 states representing capacity for approximately 43,100 units and approximately 50,300 residents.  Our common stock is traded on the New York Stock Exchange under the symbol ESC, and our home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of refinancings; our ability to control community operation expenses without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and uncertainties related to professional liability and workers’ compensation claims.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010 and any subsequent Quarterly Report on Form 10-Q.  The Company undertakes no obligation to update the information provided herein.

Contact:
Investor Relations
(206) 298-2909

Media Contacts:
Liz Brady
Liz.brady@icrinc.com
646-277-1226

Sari Martin
Sari.martin@icrinc.com
 203-682-8345

EMERITUS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(In thousands, except share data)

ASSETS

	September 30,	December 31,
Current Assets:	2011	2010
Cash and cash equivalents	$60,753	$110,124
Short-term investments	3,296	2,874
Trade accounts receivable, net of allowance of $2,419 and $1,497	29,196	23,055
Other receivables	11,292	7,215
Tax, insurance, and maintenance escrows	22,806	22,271
Prepaid insurance expense	30,370	28,852
Deferred tax asset	19,121	15,841
Other prepaid expenses and current assets	6,789	6,417
Property held for sale	26,082	-
Total current assets	209,705	216,649
Investments in unconsolidated joint ventures	16,579	19,394
Property and equipment, net of accumulated depreciation of $379,272 and $304,495	2,374,827	2,163,556
Restricted deposits	16,725	14,165
Goodwill	118,872	75,820
Other intangible assets, net of accumulated amortization of $44,644 and $36,109	104,931	100,239
Other assets, net	23,066	23,969
Total assets	$2,864,705	$2,613,792

LIABILITIES, SHAREHOLDERS' EQUITY AND NONCONTROLLING INTEREST

Current Liabilities:
Current portion of long-term debt	$127,152	$73,197
Current portion of capital lease and financing obligations	15,911	14,262
Trade accounts payable	6,974	7,840
Accrued employee compensation and benefits	66,294	53,663
Accrued interest	9,342	7,969
Accrued real estate taxes	17,039	12,306
Accrued professional and general liability	20,608	10,810
Other accrued expenses	18,939	18,759
Deferred revenue	15,988	13,757
Unearned rental income	24,934	21,814
Total current liabilities	323,181	234,377
Long-term debt obligations, less current portion	1,503,805	1,305,757
Capital lease and financing obligations, less current portion	622,993	629,797
Deferred gain on sale of communities	5,063	5,914
Deferred straight-line rent	58,213	50,142
Other long-term liabilities	41,101	36,299
Total liabilities	2,554,356	2,262,286

Commitments and contingencies
Shareholders' Equity and Noncontrolling Interest:
Preferred stock, $.0001 par value. Authorized 20,000,000 shares, none issued	-	-
Common stock, $.0001 par value. Authorized 100,000,000 shares; issued and outstanding
44,360,382 and 44,193,818 shares	4	4
Additional paid-in capital	820,906	814,209
Accumulated other comprehensive income	-	1,472
Accumulated deficit	(515,312)	(471,340)
Total Emeritus Corporation shareholders' equity	305,598	344,345
Noncontrolling interest – related party	4,751	7,161
Total shareholders’ equity	310,349	351,506
Total liabilities, shareholders' equity and noncontrolling interest	$2,864,705	$2,613,792

EMERITUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues:
Community revenue	$318,237	$246,030	$914,679	$716,690
Management fees	5,000	3,934	15,946	6,609
Total operating revenues	323,237	249,964	930,625	723,299

Expenses:
Community operations (exclusive of depreciation and amortization
and community lease expense shown separately below)	223,423	164,343	627,812	476,817
General and administrative	21,671	18,423	66,605	52,694
Transaction costs	492	547	9,085	898
Depreciation and amortization	32,540	20,244	90,065	61,345
Community leases	31,014	31,988	93,212	90,742
Total operating expenses	309,140	235,545	886,779	682,496
Operating income from continuing operations	14,097	14,419	43,846	40,803

Other income (expense):
Interest income	121	123	355	366
Interest expense	(41,605)	(27,101)	(115,844)	(81,353)
Change in fair value of interest rate swaps	1,527	(170)	2,036	(182)
Net equity losses from unconsolidated joint ventures	(817)	(770)	(1,252)	(319)
Acquisition gain	-	-	42,110	-
Other, net	312	480	2,774	936
Net other expense	(40,462)	(27,438)	(69,821)	(80,552)

Loss from continuing operations before income taxes	(26,365)	(13,019)	(25,975)	(39,749)
Provision for income taxes	(82)	(326)	(657)	(971)
Loss from continuing operations	(26,447)	(13,345)	(26,632)	(40,720)
Loss from discontinued operations	(17,258)	(559)	(17,655)	(1,729)
Net loss	(43,705)	(13,904)	(44,287)	(42,449)
Net loss attributable to the noncontrolling interest	97	229	315	646
Net loss attributable to Emeritus Corporation common shareholders	$(43,608)	$(13,675)	$(43,972)	$(41,803)

Basic and diluted loss per common share attributable to
Emeritus Corporation common shareholders:
Continuing operations	$(0.59)	$(0.34)	$(0.59)	$(1.02)
Discontinued operations	(0.39)	(0.01)	(0.40)	(0.04)
	$(0.98)	$(0.35)	$(0.99)	$(1.06)

Weighted average common shares outstanding	44,316	39,477	44,270	39,353

EMERITUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)
	Nine Months Ended September 30,
	2011	2010
Cash flows from operating activities:
Net loss	$(44,287)	$(42,449)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	90,065	61,345
Amortization of above/below market rents	5,778	6,531
Amortization of deferred gains	(851)	(904)
Acquisition gain	(42,110)	-
Net loss on sale of assets	119	1,179
Impairment of long-lived assets	17,497	721
Gain on sale of investments	(1,569)	-
Amortization of loan fees	2,280	2,251
Allowance for doubtful receivables	5,839	3,614
Equity investment losses	1,252	319
Stock-based compensation	6,882	4,477
Change in fair value of interest rate swaps	(2,036)	182
Deferred straight-line rent	7,129	11,231
Deferred revenue	2,285	3,456
Other	5,248	(71)
Changes in other operating assets and liabilities	10,232	8,617
Net cash provided by operating activities	63,753	60,499

Cash flows from investing activities:
Acquisition of property and equipment	(23,114)	(15,427)
Community acquisitions, net of cash acquired	(180,229)	-
Deposits	522	-
Proceeds from the sale of assets	16,339	2,733
Lease and contract acquisition costs	(309)	(739)
Advances (to) from affiliates and other managed communities, net	(1,697)	850
Distributions from (contributions to) unconsolidated joint ventures, net	2,680	(19,295)
Net cash used in investing activities	(185,808)	(31,878)

Cash flows from financing activities:
Sale of stock, net	1,756	1,402
(Distributions to) contributions from noncontrolling interest	(4,073)	414
(Increase) decrease in restricted deposits	(2,432)	297
Debt issuance and other financing costs	(4,419)	(1,978)
Proceeds from long-term borrowings and financings	168,300	-
Repayment of long-term borrowings and financings	(75,992)	(23,209)
Repayment of capital lease and financing obligations	(10,456)	(8,864)
Net cash provided by (used in) financing activities	72,684	(31,938)

Net decrease in cash and cash equivalents	(49,371)	(3,317)
Cash and cash equivalents at the beginning of the period	110,124	46,070
Cash and cash equivalents at the end of the period	$60,753	$42,753

EMERITUS CORPORATION
Lease, Interest and Depreciation Expense
For the Quarters Ended
(unaudited)
(In thousands)

		Projected
		Range
	Q3 2011	Q4 2011
Community leases expense - GAAP	$31,014	$31,100 - $31,400
Less:
Deferred straight-line rent	(2,197)	(2,200) - (2,300)
Above/below market rent	(1,845)	(1,900) - (2,000)
Plus:
Capital and financing lease interest	13,367	13,400 – 13,500
Capital lease principal	1,773	1,800 – 1,900
Community leases expense - CASH	$42,112	$42,200 - $42,500

Interest expense – GAAP	$41,605	$41,620 - $42,130
Less:
Straight-line interest	(10)	(10) - (15)
Capital and financing lease interest	(13,367)	(13,400) - (13,500)
Equipment capital lease interest	(12)	(10) - (15)
Loan fee amortization	(806)	(800) - (900)
Interest expense - CASH	$27,410	$27,400 - $27,700

Depreciation – owned assets	$18,465	$18,500 - $18,600
Depreciation – capital and financing leases	11,325	11,300 - 11,400
Amortization – intangible assets	2,750	2,800 - 2,900
Total depreciation and amortization expense	$32,540	$32,600 - $32,900

EMERITUS CORPORATION
Consolidated Supplemental Financial Information For the Quarters Ended
(unaudited)
(Dollars in thousands, except non-financial and per-unit data)

Non-Financial Data	Q3 2010	Q4 2010	Q1 2011	Q2 2011	Q3 2011
Average consolidated communities	277.3	296.7	306.7	316.0	333.3
Average available units	24,618	26,926	28,134	28,843	30,173
Average occupied units	21,432	23,212	24,205	24,793	26,095
Average occupancy	87.1%	86.2%	86.0%	86.0%	86.5%
Average monthly revenue per occupied unit	$3,827	$3,999	$4,059	$4,057	$4,065
Calendar days	92	92	90	91	92

Community revenues:
Community revenues	$242,034	$274,845	$290,489	$297,501	$313,711
Move-in fees	4,543	4,856	4,960	5,135	5,456
Move-in incentives	(547)	(1,212)	(729)	(914)	(930)
Total community revenues	$246,030	$278,489	$294,720	$301,722	$318,237

Community operating expenses:
Salaries and wages - regular and overtime	$75,726	$88,031	$91,549	$94,607	$100,223
Average daily salary and wages	$823	$957	$1,017	$1,040	$1,089
Average daily wages per occupied unit	$38.41	$41.22	$42.02	$41.93	$41.75

Payroll taxes and employee benefits	$25,232	$27,016	$33,425	$31,588	$33,366
Percent of salaries and wages	33.3%	30.7%	36.5%	33.4%	33.3%

Prior year self-insurance reserve adjustments	$134	$2,668	$32	$3,141	$8,605

Utilities	$12,158	$11,453	$13,492	$12,073	$15,351
Average monthly cost per occupied unit	$189	$164	$186	$162	$196

Facility maintenance and repairs	$6,123	$6,023	$7,420	$7,687	$8,498
Average monthly cost per occupied unit	$95	$86	$102	$103	$109

All other community operating expenses	$44,970	$50,132	$53,113	$56,262	$57,380
Average monthly cost per occupied unit	$699	$720	$731	$756	$733

Total community operating expenses	$164,343	$185,323	$199,031	$205,358	$223,423

Community operating income	$81,687	$93,166	$95,689	$96,364	$94,814

Operating income margin	33.2%	33.5%	32.5%	31.9%	29.8%

EMERITUS CORPORATION
Selected Consolidated and Same Community Information For the Quarters Ended
(unaudited) (Community revenue and operating expense in thousands)
	Q3 2010	Q4 2010	Q1 2011	Q2 2011	Q3 2011
Consolidated:
Average consolidated communities	277.3	296.7	306.7	316.0	333.3
Community revenue	$246,030	$278,489	$294,720	$301,722	$318,237
Community operating expense	$164,343	$185,323	$199,031	$205,358	$223,423
Average occupancy	87.1%	86.2%	86.0%	86.0%	86.5%
Average monthly revenue per unit	$3,827	$3,999	$4,059	$4,057	$4,065
Operating income margin	33.2%	33.5%	32.5%	31.9%	29.8%

Same Community:
Average consolidated communities	266.0	266.0	266.0	266.0	266.0
Community revenue	$233,830	$232,853	$233,921	$233,233	$235,576
Community operating expense	$153,509	$149,689	$154,678	$152,800	$154,736
Average occupancy	87.7%	87.6%	87.6%	87.4%	87.9%
Average monthly revenue per unit	$3,811	$3,803	$3,817	$3,820	$3,833
Operating income margin	34.4%	35.7%	33.9%	34.5%	34.3%